Exhibit 99.1


ESCO TECHNOLOGIES





For more information contact:                             For media inquiries:
Patricia K. Moore                                              David P. Garino
Director, Investor Relations                                    (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES SECOND QUARTER RESULTS

     ST. LOUIS, May 6, 2008 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the second quarter ended March 31, 2008, and also reaffirmed its full year earnings per share (EPS) guidance.

     Within this release, references to "quarters" and "year-to-date" relate to the fiscal quarters and six-month periods ended March 31 for the respective fiscal years noted.

     Net earnings and EPS are presented from "Continuing Operations" and "Discontinued Operations." Continuing Operations represent the results of the ongoing businesses of the Company, including the results of Doble for the four-month period subsequent to its November 30, 2007 acquisition. Discontinued Operations represent the results of the filtration portion of Filtertek which was sold on November 25, 2007.

Second Quarter 2008 vs. 2007 Summary - Continuing Operations

     o    Net sales increased $26.3 million, or 24.2 percent, to $135.2 million.

     o    EBIT  dollars  increased  $2.1  million,  or 19.2  percent,  to  $12.9 million.

     o Total depreciation and amortization expense was $7.0 million compared to $4.3 million.

     o Pretax earnings include $3.5 million ($0.08 per share, after tax) of amortization expense related to TWACS NG software and purchase accounting related assets.

     o Pretax earnings were impacted by $3.2 million of interest expense in 2008 compared to $0.2 million of interest income in 2007.

     o The effective tax rate was 37.3 percent in the 2008 second quarter compared to 18.5 percent (including the effect of research tax credits) in the second quarter of 2007.

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Add One


     o EPS from Continuing Operations was $0.23 per share (or $0.31 per share adjusted for the $0.08 per share of software and purchase accounting amortization noted above), compared to $0.34 per share in 2007, with the decrease due to higher interest expense and a higher tax rate in 2008.

     o    Net cash  generated  during the second  quarter was $21.8  million.

     o Entered orders were $164.1 million with a book-to-bill ratio of 121 percent.

Six Months 2008 Year-to-Date Summary - Continuing Operations

     o    Net sales increased $80.7 million, or 42.6 percent, to $270.1 million.

     o    EBIT  dollars  increased  $19.7  million,  or 270  percent,  to  $26.9 million.

     o Total depreciation and amortization expense was $12.7 million compared to $7.8 million.

     o Pretax earnings include $8.3 million ($0.20 per share, after tax) of amortization expense related to TWACS NG software and purchase accounting related assets.

     o Pretax earnings were impacted by $4.5 million of interest expense in 2008 compared to $0.5 million of interest income in 2007.

     o The effective tax rate was 37.5 percent in 2008 compared to 2.4 percent (including the effect of research credits and loss in first quarter) in 2007.

     o EPS from Continuing Operations was $0.53 per share (or $0.73 per share as adjusted for the $0.20 per share of software and purchase accounting amortization noted above), compared to $0.29 per share in 2007.

     o    Net cash generated year-to-date was $19.8 million.

     o Entered orders were $294.4 million with a book-to-bill ratio of 109 percent.

Discontinued Operations Summary

     Discontinued Operations had no impact on the 2008 second quarter, and contributed $0.7 million, or $0.02 per share, to the 2007 second quarter.

     The sale of Filtertek in the first quarter of 2008 resulted in a year-to-date net loss of $5.1 million, or $0.19 per share, from Discontinued Operations driven by the write-down of the vacated Puerto Rico property and by income tax expense related to its foreign operations.

     The divestiture of Filtertek, net of transaction costs, generated $75.5 million of net cash. The Puerto Rico property was sold on March 31, 2008 for $1.4 million with the net cash proceeds of $1.3 million being received on April 1, 2008.

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Add Two


                                      2nd Quarter              Year-to-Date
                                      -----------              ------------
Earnings Per Share Summary
--------------------------
                                  2008           2007       2008           2007
                                  ----           ----       ----           ----
Continuing Operations           $ 0.23           0.34     $ 0.53           0.29
Discontinued Operations             --           0.02      (0.19)          0.02
                                  ----           ----      -----           ----
Net Earnings                    $ 0.23           0.36     $ 0.34           0.31
                                ======           ====     ======           ====

Sales

     Second quarter 2008 sales of $135.2 million were 24.2 percent higher than second quarter 2007 sales of $108.9 million, and year-to-date sales increased
42.6 percent to $270.1 million compared to $189.4 million in 2007. Fiscal 2008 year-to-date sales include the recognition of $20.5 million of revenue in the first quarter related to electric AMI shipments to PG&E which occurred with the delivery of TWACS NG software version 3.0 in December 2007.

     Utility Solutions Group sales of $74.6 million increased $25.3 million,  or
51.5 percent in the 2008 second quarter compared to the second quarter of 2007, primarily driven by $21.7 million of sales from Doble in the 2008 second quarter. Fixed network RF AMI sales increased $5.1 million, or 43.1 percent, primarily due to higher gas AMI deliveries at PG&E. Fixed network power-line system (PLS) AMI sales decreased $1.8 million, or 5.3 percent, driven by lower sales to IOU customers (primarily in Texas), partially offset by a 22.4 percent increase in deliveries to COOP and public power (Municipal) customers which totaled $29.0 million during the 2008 second quarter. Software sales and sales of digital video security products increased $0.3 million in the second quarter of 2008. Year-to-date 2008 sales of $153.9 million increased $74.6 million, or
94.1 percent, driven by Doble's sales of $31.1 million; an RF AMI sales increase of $16.2 million, or 82.6 percent; and a PLS AMI sales increase of $29.8 million, or 60.2 percent, partially offset by a $2.5 million decrease in sales of digital video security products.

     Test segment sales of $33.5 million in the 2008 second quarter decreased slightly from the $34.0 million of sales recognized in the second quarter of 2007. This decrease is a result of the timing of domestic chamber deliveries which are expected to be completed in the second half of fiscal 2008. Year-to-date, Test segment sales increased 5.4 percent, driven by the continued strength of the international end markets.

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Add Three


     Filtration segment sales of $27.1 million increased $1.4 million, or 5.5 percent in the second quarter of 2008, primarily driven by the continued strength in the commercial aerospace market. Year-to-date, Filtration sales increased $2.7 million, or 5.6 percent.

Earnings Before Interest and Taxes (EBIT)

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the second quarter of fiscal 2008 included the following:

     In the Utility Solutions Group, EBIT for the 2008 second quarter was $10.5 million (14.0 percent of sales), compared to $6.1 million (12.4 percent of sales) in the 2007 second quarter. The $4.4 million increase in EBIT dollars in the 2008 second quarter was the result of the sales increases within the segment as noted above. The 2008 second quarter also included higher TWACS NG software amortization compared to the 2007 second quarter ($2.9 million compared to $1.8 million). Year-to-date, 2008 EBIT was $23.9 million (15.5 percent of sales) compared to $3.3 million (4.2 percent of sales) with the significant increase driven by the 94 percent increase in year-to-date sales within this segment.

     In the Test segment, EBIT was $2.7 million (8.2 percent of sales) and $4.7 million (7.2 percent of sales) for the 2008 second quarter and six months, respectively, compared to the 2007 second quarter and year-to-date EBIT of $4.1 million (12.0 percent of sales) and $6.2 million (10.0 percent of sales), respectively. The 2008 EBIT included approximately $0.7 million of non-recurring costs associated with the facility consolidation in Austin, Texas that was completed in January 2008. Absent these charges, the Test segment margin for the second quarter of 2008 would have been approximately 2.2 percent higher. Additionally, EBIT margins were lower due to changes in sales mix involving additional large chambers and fewer high-margin components sold in the comparable periods.

     In the Filtration segment, 2008 second quarter EBIT was $4.9 million (18.1 percent of sales) compared to $5.2 million (20.3 percent of sales) in the prior year second quarter. The decrease in EBIT dollars and margin is due to sales mix changes at VACCO where fewer high margin defense spares were sold in the 2008 second quarter. Year-to-date, 2008 EBIT was $8.6 million (16.9 percent of sales) compared to 2007 EBIT of $6.9 million (14.4 percent of sales) with the increases being driven by the strength of the commercial aerospace market.

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Add Four


     Corporate operating costs included in EBIT were $5.2 million and $10.2 million in the second quarter and six months of 2008, respectively, compared to $4.6 million and $9.1 million in the 2007 second quarter and six months, respectively. The 2008 increases are due to lower royalty income and higher amortization expenses related to purchase accounting identifiable intangible assets recorded at Corporate.

Effective Tax Rate

     The effective tax rate from Continuing Operations in the second quarter of 2008 was 37.3 percent compared to 18.5 percent in the second quarter of 2007, and 37.5 percent compared to 2.4 percent for the six month periods of 2008 and 2007, respectively. The 2007 tax rates were favorably benefited by research tax credits realized throughout 2007.

New Orders

     New orders received in 2008 were $164.1 million for the second quarter, and $294.4 million year-to-date resulting in a backlog at March 31, 2008 of $281.9 million.

     New orders received were $99.6 million in the Utility Solutions Group, $32.5 million in Test, and $31.9 million in Filtration during the second quarter of 2008.

     During the 2008 second quarter, Aclara Power-Line Systems received $25.1 million in orders from COOP and Municipal customers, and $8.9 million in orders from PREPA.

     Orders from PG&E during the 2008 second quarter were $32.3 million, including $4.1 million related to the RF electric AMI order announced in March 2008. Subsequent to the second quarter end, the Company recorded an additional $11.1 million of PG&E orders ($6.1 million RF gas and $4.7 million RF electric) related to its AMI deployment, resulting in year-to-date PG&E orders of $57.6 million. Total PG&E order quantities since inception (1.7 million units, or $112.4 million) are detailed in a separate press release also dated May 6, 2008.

Cash

     Net cash provided by operating activities from Continuing Operations was $37.7 million for the six months ended March 31, 2008. At March 31, 2008, the Company had $31 million in cash and $250.5 million of total debt outstanding for a net debt position of $219.5 million.

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Add Five



Doble Purchase Accounting

     Management has finalized its purchase accounting valuation related to the identifiable intangible assets for Doble and has reflected these changes in the Balance Sheet at March 31, 2008. Identifiable intangible assets generally include: trade names; customer relationships; patents and proprietary know-how; firm order backlog; non-compete and employment agreements for key managers, and specific software and database applications. These identifiable intangible assets are required to be recorded on the opening balance sheet and amortized over their useful lives.

     The total amount of Doble's identifiable intangible assets subject to amortization was $56.3 million and the estimated lives for these assets ranged from five years for certain software and database applications to 20 years for certain long-term customer relationships. Other intangible assets identified in the purchase accounting valuation were $192.6 million of non-amortizable goodwill and $112.3 million of indefinite life trade names.

     The annual pretax amortization charge related to Doble's identifiable intangible assets is expected to be approximately $3.3 million for five years, decreasing to $2.7 million for the remaining 15 years.

     Regarding tangible assets, Doble's finished goods inventory was required to be "stepped up" during purchase accounting by $1.7 million, which results in finished goods inventory being sold with no profit recognized. This results in positive cash flow, but "lost" profit of $1.3 million in fiscal 2008 and $0.4 million in fiscal 2009.

Chairman's Commentary

     Vic Richey, Chairman and Chief Executive Officer, commented, "I am very pleased with our second quarter results as we exceeded our internal targets on nearly every operating metric. We came in well above plan on EBIT, cash flow, working capital and entered orders. Our Utility Solutions Group orders were well ahead of plan this quarter, with the bulk of the upside attributable to additional orders received from PG&E for the gas portion of its AMI deployment along with the initial RF electric order announced in March.

     "On the AMR / AMI front, I remain very excited about the opportunities that we are addressing in the international marketplace as well as the momentum we are seeing frompotential domestic customers as well. The amount of international pilot activity continues to expand, and we are confident that a few of these trials will ultimately lead to initial deployments over the next 12 months.

     "Regarding Doble, the early results have been excellent, and after spending more time with the management team in Boston, I am more confident than ever that this acquisition will continue to exceed our original expectations and will be a significant contributor to our stated goal of increasing long-term shareholder value."

     Mr. Richey concluded, "The continued market leadership position that our businesses demonstrate with innovative products and reliable services continues to provide us with growth opportunities across all business segments. Based on our current outlook described below, 2008 should be an exciting time for ESCO, both from a customer and shareholder perspective."

Business Outlook

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below excludes the Discontinued Operations of Filtertek and the impact of any future acquisitions or divestitures, and includes: the expected operating results of Doble for the 10 months of operations included in fiscal 2008 since the date of acquisition; the impact of the amortization of identifiable intangible purchase accounting assets related to Aclara Software, Aclara RF, and Doble; the impact of the inventory step-up resulting in "lost" profit, and the amortization of the TWACS NG software.

PG&E Contract

     PG&E's ongoing technology assessment activities may impact the timing and / or receipt of future orders from PG&E for its electric deployment, and until PG&E completes this evaluation and determines whether it will modify its AMI project plan, the Company cannot reasonably estimate the timing or total value of equipment orders that may be received. The gas portion of the PG&E contract is continuing to be deployed using Aclara RF's fixed network solution.


Revenue, EBIT Margins, and Earnings Per Share - 2008

     Management continues to expect fiscal year 2008 revenues, EBIT margins and EPS to be consistent with the ranges described in detail in the Company's February 7, 2008 release.

         Fiscal 2008 EPS is expected to be within the following ranges:

           EPS - GAAP Continuing Operations             $  1.80     to    1.90
           Add: Intangible Asset Amortization and
                Inventory Step-Up                       $  0.42           0.42
                                                        -------           ----

           EPS - Adjusted  Basis                        $ 2.22 to         2.32
                                                        ======            ====

     As explained in the February 7, 2008release, the $0.42 per share noted in the above reconciliation includes TWACS NG software amortization, purchase accounting intangible asset amortization related to the Company's recent acquisitions, and Doble's purchase accounting inventory step-up.

     Additionally, interest expense for 2008, which is included in the GAAP EPS amounts noted above, is expected to be in the range of $0.24 to $0.26 per share, and stock option expense is expected to be in the range of $0.08 to $0.10 per share for the year. The effective annual tax rate for fiscal 2008 is expected to be approximately 37.5 percent.

Conference Call

     The Company will host a conference call today, May 6, at 4:00 p.m., Central Time, to discuss the Company's second quarter operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 1394569).

Forward-Looking Statements

Statements in this press release regarding the amounts and timing of fiscal 2008 future revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins, the timing and amounts of amortization charges related to Doble's identified intangible assets, potential future revenues from Doble, the success of international AMR / AMI pilots and the likelihood of resulting international AMR / AMI deployments, the long-term success of the Company, and any otherwritten or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 2007; actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the outcome of PG&E's evaluation of other technologies to meet their requirements for the electric portion of its service territory; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and content of purchase order releases under the PG&E contracts; the Company's successful performance of the PG&E contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers;
termination  for  convenience  of customer  contracts;  timing and  magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; the Company's successful execution of internal operating plans; and the integration of newly acquired businesses.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.

                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Three Months Ended  Three Months Ended
                                      ------------------  ------------------
                                        March 31, 2008      March 31, 2007
                                        --------------      --------------

    Net Sales                             $ 135,159              108,860
    Cost and Expenses:
      Cost of sales                          78,263               66,698
      SG&A                                   39,546               28,568
      Amortization of intangible assets       4,598                2,792
      Interest expense (income), net          3,187                 (176)
      Other (income) expenses, net             (137)                 (10)
                                               ----                  ---
        Total costs and expenses            125,457               97,872
                                            -------               ------


    Earnings before income taxes              9,702               10,988
    Income taxes                              3,620                2,035
                                              -----                -----

      Net earnings from continuing
        operations                            6,082                8,953

    Earnings from discontinued operations,
      net of tax expense of $363                  -                  665
                                               ----                  ---

      Net earnings                        $   6,082                9,618
                                          =========                =====

    Earnings per share:
      Basic
        Continuing operations                  0.24                 0.35
        Discontinued operations                0.00                 0.02
                                               ----                 ----
        Net earnings                      $    0.24                 0.37
                                          =========                 ====

      Diluted
        Continuing operations                  0.23                 0.34
        Discontinued operations                0.00                 0.02
                                               ----                 ----
        Net earnings                      $    0.23                 0.36
                                          =========                 ====

    Average common shares O/S:
      Basic                                  25,847               25,895
                                             ======               ======
      Diluted                                26,250               26,491
                                             ======               ======


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


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Six Months Ended   Six Months Ended
                                      ----------------   ----------------
                                       March 31, 2008     March 31, 2007
                                       --------------     --------------

    Net Sales                             $ 270,116              189,447
    Cost and Expenses:
      Cost of sales                         162,275              122,712
      SG&A                                   73,056               55,191
      Amortization of intangible assets       8,195                4,818
      Interest expense (income), net          4,546                 (497)
      Other (income) expenses, net             (351)                (564)
                                               ----                 ----
        Total costs and expenses            247,721              181,660
                                            -------              -------

    Earnings before income taxes             22,395                7,787
    Income taxes                              8,408                  185
                                              -----                  ---

      Net earnings from continuing
        operations                           13,987                7,602

    (Loss) earnings from discontinued
      operations, net of tax expense of
      $325 and $393, respectively              (115)                 635
    Loss on sale of discontinued
      operations, net of tax of $4,809       (4,974)                   -
                                             ------                  ----
      Net (loss) earnings from
        discontinued operations              (5,089)                 635

      Net earnings                        $   8,898                8,237
                                          =========                =====

    Earnings per share:
      Basic
        Continuing operations                  0.54                 0.29
        Discontinued operations               (0.20)                0.03
                                              -----                 ----
        Net earnings                      $    0.34                 0.32
                                          =========                 ====

      Diluted
        Continuing operations                  0.53                 0.29
        Discontinued operations               (0.19)                0.02
                                              -----                 ----
        Net earnings                      $    0.34                 0.31
                                          =========                 ====

    Average common shares O/S:
      Basic                                  25,803               25,885
                                             ======               ======
      Diluted                                26,227               26,477
                                             ======               ======


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


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                             (Dollars in thousands)

                           Three Months Ended         Six Months Ended
                           ------------------         ----------------
                                March 31,                 March 31,
                                ---------                 ---------
                           2008          2007        2008         2007
                           ----          ----        ----         ----

Net Sales
---------
  Utility Solutions
    Group                $ 74,571       49,226      153,880      79,260

  Test                     33,496       33,959       65,561      62,212

  Filtration               27,092       25,675       50,675      47,975
                           ------       ------       ------      ------
    Totals               $135,159      108,860      270,116     189,447
                         ========      =======      =======     =======

EBIT

  Utility Solutions
    Group                $ 10,466        6,109       23,874       3,327

  Test                      2,742        4,061        4,732       6,204

  Filtration                4,913        5,226        8,562       6,908

  Corporate                (5,232) (1)  (4,584) (2) (10,227) (3) (9,149) (4)
                           ------  --   ------  --  -------  --  ------  --
    Consolidated EBIT      12,889       10,812       26,941       7,290
  Interest (expense)/
    income                 (3,187)         176       (4,546)        497
                           ------          ---       ------         ---
  Earnings before
    income taxes         $  9,702       10,988       22,395       7,787
                         ========       ======       ======       =====


Note: Depreciation and amortization expense was $7.0 million and $4.3 million for the quarters ended March 31, 2008 and 2007, respectively, and $12.7 million and $7.8 million for the six-month periods ended March 31, 2008 and 2007, respectively.

(1) Includes $1.1 million of amortization of acquired intangible assets.

(2) Includes $0.6 million of amortization of acquired intangible assets.

(3) Includes $1.9 million of amortization of acquired intangible assets.

(4) Includes $1.2 million of amortization of acquired intangible assets.

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                         March 31,     September 30,
                                            2008            2007
                                            ----            ----

Assets
  Cash and cash equivalents              $ 30,973           18,638
  Accounts receivable, net                100,575           85,319
  Costs and estimated earnings
    on long-term contracts                  9,001           11,520
  Inventories                              71,670           55,885
  Current portion of deferred
    tax assets                             15,934           25,264
  Other current assets                     15,985           28,054
  Current assets from discontinued
    operations                                  -           35,670
                                          -------           ------
    Total current assets                  244,138          260,350

  Property, plant and equipment, net       72,903           50,193
  Goodwill                                318,365          124,757
  Intangible assets, net                  240,540           74,624
  Other assets                             14,193           10,338
  Other assets from discontinued
    operations                                  -           55,845
                                         --------           ------
                                         $890,139          576,107
                                         ========          =======


Liabilities and Shareholders' Equity
------------------------------------
  Short-term borrowings and current
    portion of long-term debt            $ 15,474                -
  Accounts payable                         36,814           45,726
  Current portion of deferred revenue      17,665           24,621
  Other current liabilities                46,328           31,859
  Current liabilities from discontinued
    operations                                  -           16,994
                                          -------           ------
      Total current liabilities           116,281          119,200
  Long-term portion of deferred revenue     9,240            4,514
  Deferred tax liabilities                 82,208           18,522
  Other liabilities                        18,261           15,854
  Long-term debt                          235,000                -
  Other liabilities from discontinued
    operations                                  -            2,534
  Shareholders' equity                    429,149          415,483
                                          -------          -------
                                         $890,139          576,107
                                         ========          =======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Six Months Ended
                                                     March 31, 2008
                                                     --------------

Cash flows from operating activities:
  Net earnings                                          $   8,898
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Net loss from discontinued operations                   5,089
    Depreciation and amortization                          12,745
    Stock compensation expense                              2,326
    Changes in operating working capital                    1,451
    Effect of deferred taxes                                7,602
    Change in deferred revenues and costs, net               (859)
    Other                                                     408
                                                              ---
      Net cash provided by operating activities -
        continuing operations                              37,660
      Net loss from discontinued operations,
        net of tax                                         (5,089)
      Net cash provided by discontinued operations            125
                                                              ---
      Net cash used by operating activities -
        discontinued operations                            (4,964)
                                                           ------
      Net cash provided by operating activities            32,696
                                                           ------

Cash flows from investing activities:
  Acquisition of businesses, net of cash acquired        (328,829)
  Proceeds from sale of marketable securities               4,966
  Additions to capitalized software                        (8,004)
  Capital expenditures - continuing operations             (8,673)
                                                           ------
    Net cash used by investing activities -
      continuing operations                              (340,540)
  Capital expenditures - discontinued operations           (1,126)
  Proceeds from divestiture of business, net -
    discontinued operations                                74,370
                                                           ------
    Net cash provided by investing activities -
      discontinued operations                              73,244
                                                           ------
  Net cash used by investing activities                  (267,296)
                                                         --------

Cash flows from financing activities:
  Proceeds from long-term debt                            275,197
  Principal payments on long-term debt                    (24,723)
  Debt issuance costs                                      (2,965)
  Net decrease in short-term borrowings -
    discontinued operations                                (2,844)
  Excess tax benefit from stock options exercised             737
  Other                                                     1,533
                                                            -----
    Net cash provided by financing activities             246,935
                                                          -------
  Net increase in cash and cash equivalents                12,335
  Cash and cash equivalents, beginning of period           18,638
                                                           ------
  Cash and cash equivalents, end of period              $  30,973
                                                        =========


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered          Utility
-------------------
Orders-Q2 FY 2008           Solutions      Test   Filtration   Total
-----------------           ---------      ----   ----------   -----
  Beginning Backlog-
   12/31/07 continuing
   operations               $ 111,128     61,280    80,615    253,023
  Entered Orders               99,623     32,514    31,935    164,072
  Sales                       (74,571)   (33,496)  (27,092)  (135,159)
                              -------    -------   -------   --------
  Ending Backlog-3/31/08    $ 136,180     60,298    85,458    281,936
                            =========     ======    ======    =======

Backlog And Entered          Utility
-------------------
Orders-Q2 YTD 2008          Solutions      Test   Filtration   Total
------------------          ---------      ----   ----------   -----
  Beginning Backlog-
   9/30/07 continuing
   operations               $ 123,176     60,038    74,394    257,608
  Entered Orders              166,884     65,821    61,739    294,444
  Sales                      (153,880)   (65,561)  (50,675)  (270,116)
                             --------    -------   -------   --------
  Ending Backlog-3/31/08    $ 136,180     60,298    85,458    281,936
                            =========     ======    ======    =======


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